Exhibit 99.1

Better Choice Company Appoints Pet and Consumer Packaged Goods Industry Veteran, Werner von Pein, as Chief Executive Officer
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Company also appoints Michael Close to the Board of Directors
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New York, N.Y., (February 11, 2020) – Better Choice Company, Inc. (OTCQB: BTTR) (the “Company” or “Better Choice”), an animal health and wellness company, today announced the appointment of pet and consumer packaged goods (CPG) industry veteran, Werner von Pein, as Chief Executive Officer.

Mr. von Pein began his career at Procter & Gamble as Brand Manager then Quaker Oats Europe as Area Manager. While at Quaker Oats, he led all marketing of pet foods outside of North America. As vice president for Liggett & Meyers, one of the largest tobacco companies in the U.S. with several CPG brands, Mr. von Pein introduced semi-moist pet treats and later managed the sale of Alpo PetFoods, Inc., one of Liggett & Meyers divisions, to Purina. As Global CEO of Life Savers, he launched several new products and built a canister snack operation from zero to over $100 million in revenue. From 2015 to 2017 he ran the operations for Beefeaters® Holding Co., a pet food company focused on providing nutritional supplements for dogs, where he grew revenue year-over-year, adjusted its stock-keeping unit (SKU) and launched its e-commerce platform. In 2017, Mr. von Pein was appointed CEO of Three Dogs Bakery where he led its marketing strategy, trade channels and distribution network with Chewy and Amazon amongst others. Since 2019, at Halo Purely for Pets, Mr. von Pein expanded its existing distribution channels and e-commerce presence while leading its new product launches.

“Werner joins Better Choice as CEO with decades of sales, marketing, operations and CPG experience in the pet food space. Werner uniquely brings to Better Choice large CPG knowledge having held management positions at Quaker Oats and Life Savers, while also having considerable operational, finance and general management experience at startups, during new product launches, and during the M&A process. With several acquisitions in the animal health and wellness industry now closed, we are focusing on global expansion and growth financially,” stated Michael Young, Chairman of the Board of Better Choice.

Mr. von Pein added, “It has been a pleasure to work with the Better Choice team during the process of and since closing on the acquisition of Halo. I want to thank Mike and the rest of the Board for their confidence in me to lead the Company into a global animal health and wellness CPG company. I am excited to join Better Choice during this pivotal transition period of growth.”

Better Choice has also appointed Michael Close to the Board of Directors.

Mr. Close is the Chief Executive Officer of CHOICE Administrators where he is responsible for two health insurance programs: A multi-carrier private health insurance exchange, CaliforniaChoice, and the nation’s first ancillary benefits exchange, ChoiceBuilder. Mr. Close previously served as the Chief Operating Officer for The Word & Brown Companies where he oversaw information technology, marketing, and strategic business development. He worked closely with the business units to ensure strategic alignment between corporate short-term and long-term strategic goals.
Mr. Close was President of Quotit Corp and HealthCompare, two national health insurance distribution platforms, before their acquisition by National General Holdings Corp. in early 2017. He was also President of CONEXIS, a leading benefits administration company, before its acquisition by WageWorks in 2014. Mr. Close joined The Word & Brown Companies in 2003. His professional background makes him uniquely suited to lead CHOICE Administrators. He has an impressive career spanning more than 35 years in employee benefits and health care. Prior to joining The Word & Brown Companies, he held senior executive positions with Health Net of California and American Specialty Health. Mr. Close earned his Bachelor of Arts degree in Marketing from Ohio State University.

In addition, Damian Dalla-Longa has resigned as Chief Executive Officer to become Executive Vice President of Corporate Development. Also, Rusty Brown has resigned from the Board of Directors.

Mr. Young concluded, “I want to thank Damian for leading Better Choice as CEO until this point and transitioning into his new role as EVP of Corporate Development. I also want to thank Rusty for contributing his insight on the Board and wish him well in his future endeavors.”

About Better Choice Company, Inc.
Better Choice Company, Inc ("BTTR") is a publicly traded animal health and wellness company founded on the belief that good health practices and nutrition contribute to, and promote, a higher quality of life. The Company has built a portfolio of global animal wellness brands, including TruPet and TruGold. BTTR's core product lines comprise ultra-premium, all-natural pet food, treats and supplements, with a special focus on freeze dried and dehydrated raw products. For more information, please visit https://www.betterchoicecompany.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Better Choice has based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Some or all of the results anticipated by these forward-looking statements may not be achieved. Further information on Better Choice’s risk factors is contained in its filings with the Securities and Exchange Commission. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:
Better Choice Company, Inc.
Werner von Pein, CEO

Investor Contact:
KCSA Strategic Communications
Valter Pinto, Managing Director
212-896-1254
BTTR@KCSA.com